EXHIBIT 24.1

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Net 1 UEPS Technologies, Inc., a Florida corporation (the “Corporation”), hereby constitute and appoint Dr. Serge C.P. Belamant and Herman G. Kotzé and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in their respective names as an officer/director of the Corporation, a registration statement on Form S-8 (or other appropriate form) (the “Registration Statement”) relating to the offer and sale of common stock of the Corporation pursuant to the Amended and Restated Stock Incentive Plan of the Corporation (or any and all amendments, including post-effective amendments, to such Registration Statement) and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

/s/ Dr. Serge C.P. Belamant	Chief Executive Officer, Chairman	November 5, 2010
Dr. Serge C.P. Belamant	of the Board and Director
(principal executive officer)

/s/ Herman G. Kotzé	Chief Financial Officer, Treasurer,	November 5, 2010
Herman G. Kotzé	Secretary and Director
(principal financial officer and
principal accounting officer)

/s/ Antony C. Ball	Director	November 5, 2010
Antony C. Ball

/s/ Paul Edwards	Director	November 5, 2010
Paul Edwards
/s/ Alasdair J.K. Pein	Director	November 5, 2010
Alasdair J.K. Pein

/s/ Christopher S. Seabrooke	Director	November 5, 2010
Christopher S. Seabrooke

/s/ Tom C. Tinsley	Director	November 5, 2010
Tom C. Tinsley